Exhibit 99.1

Broadridge acquires Paladyne Systems, a leading provider of buy-side technology and services

LAKE SUCCESS, N.Y., Sept. 8, 2011 – To significantly expand its services to buy-side clients, Broadridge Financial Solutions (NYSE:BR) today announced the acquisition of Paladyne Systems for approximately $76.5 million in consideration subject to various adjustments. Paladyne is a rapidly growing provider of a market-leading set of solutions to enable global, multi-asset class investment managers and service providers to work more effectively, minimize the challenges of managing multiple prime broker relationships, decrease the cost of integrating and running disparate solutions, and improve consistency in data and reporting.

“The acquisition of Paladyne will significantly expand Broadridge’s position as a service provider to buy-side clients,” stated Richard J. Daly, Chief Executive Officer, Broadridge. “Buy-side firms purchase nearly 40% of capital markets technology and services and represent a segment of virtually untapped opportunity for Broadridge. Paladyne will serve as the foundation for the expansion of Broadridge’s buy-side offering, enabling us to bring Paladyne’s unique solutions to hedge funds, our existing prime brokerage clients, asset managers, hedge fund administrators and other asset servicers.”

“Broadridge has exceptional client loyalty and an outstanding reputation for service, dependability, and cost effectiveness. Broadridge’s extensive reach in the global financial services community and its global sales and distribution capabilities will enable Paladyne to expand significantly into new and existing market segments,” said Sameer Shalaby, Chief Executive Officer, Paladyne Systems. “Broadridge’s proven sell-side solutions and client-focused services in combination with Paladyne’s innovative buy-side technology creates one of the most comprehensive technology and services offerings within the financial services industry.”

Charlie Marchesani, President, Securities Processing Solutions, Broadridge, commented, “We believe that Broadridge is uniquely positioned to offer technology and outsourcing services to the hedge fund, asset management, fund administration, prime brokerage and custodial industry segments. The trust Broadridge has earned with our sell-side relationships and the neutral and independent role we hold in the industry will position us for success on the buy-side.” He added, “We proudly welcome the talented, visionary team at Paladyne. Working with Paladyne, we look forward to continuing to provide innovative solutions to existing and future clients on both the buy- and sell-sides. Paladyne Systems will operate as a core business within Broadridge’s Securities Processing Solutions division.”

Paladyne’s integrated front-, middle- and back-office platform provides hedge funds, asset managers, fund administrators and prime brokers with mission critical applications to streamline and manage their business. Paladyne’s platform includes multi-asset class order and portfolio management tools; reference data, pricing and valuation management applications; and data warehousing for firm-wide data aggregation and reporting. Paladyne combines its technology with a fully-hosted, managed IT platform.

Raymond James & Associates acted as exclusive financial advisor to Broadridge in this transaction. Credit Suisse provided strategic advice to Paladyne in connection with the transaction.

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About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $4 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

About Paladyne Systems

Paladyne Systems, Inc. (www.paladyne.com), is the leading provider of next generation investment management solutions. Paladyne offers its integrated front-, middle- and back-office platform, known as the Paladyne Suite™, to hedge funds, asset managers, fund administrators and prime brokers. The modular Paladyne Suite™ includes order management, portfolio management, reference data management, data warehouse reporting and reconciliation and is complemented by the Paladyne Network™, which comprises a select group of preferred strategic partnerships with leading software and market data firms. The solution can be delivered onsite or via Paladyne’s industry-leading application service provider solution, Paladyne ASP™. Paladyne was established in 2005 and now serves over 150 clients worldwide. The firm has approximately 160 employees, and is headquartered in New York, with regional offices in New Jersey, London, Russia and Hong Kong.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (the “2011 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2011 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

+ 1 (516) 472-5474

Broadridge Media Contacts:
Ed Orgon	Linda Namias
The Torrenzano Group	Broadridge Financial Solutions, Inc.
+1 (212) 681-1700, ext. 102	+ 1 (631) 254-7711
ed@torrenzano.com	linda.namias@broadridge.com

Paladyne Media Contact:

Lisa Jane O’Neil

LJ O’Neil & Associates

+ 1 (212) 786-7629 or 917-361-8303

lisajane@ljoassociates.com